Exhibit 10.2

FOURTH AMENDMENT TO COMMERCIAL LEASE
The Parties hereto, Prospect Fifth Ave LLC, (“Landlord”) and Ardelyx, Inc. ( “Tenant”) are Parties under a certain Commercial Lease dated December 30, 2020, a Commencement Date Agreement dated March 18, 2021, a First Amendment of Lease dated April 9, 2021, a Second Amendment to Commercial Lease dated August 18, 2023, and a Third Amendment to Commercial Lease dated April 12, 2024 (collectively the “Lease Agreement”) for approximately 22,903 rentable square feet on the second (2nd) and third (3rd) floors at 400 Fifth Avenue, Waltham, MA (“Building”), Suites 200, 210, and 300 hereby agree as follows:
WHEREAS, the Parties have agreed to amend the Lease Agreement by this Fourth Amendment to Commercial Lease (“Fourth Amendment”) to expand the Leased Premises by leasing Suite 310 for approximately 4,247 rentable square feet on the third floor of the Building, and to adjust relevant provisions of the Lease Agreement pursuant to the terms and conditions stated herein. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Lease Agreement;
WHEREAS, the Parties acknowledge and agree that the validity, effectiveness, and enforceability of this Fourth Amendment is expressly contingent upon i) Landlord executing a separate agreement with a third party for the surrender of Suite 310 and ii) said third party completely vacating Suite 310;
NOW THEREFORE, for mutual consideration, the receipt of which is hereby acknowledged by both Parties, effective on and after the date this Fourth Amendment is fully executed by both Parties, Landlord and Tenant hereby agree to amend the Lease Agreement as follows:
1.2.     BASIC DATA:
Section 1.2 is hereby amended so as to add the following language to the provision “Premises Rentable Area”:
Suite 310 Expansion Premises: Upon the Suite 310 Expansion Premises Commencement Date (as defined below), the Leased Premises shall be expanded by adding approximately 4,247 rentable square feet on the third (3rd) floor of the Building, specifically Suite 310. Unless otherwise expressly stated, all references to “Premises” or “Leased Premises” shall apply to and include Suites 200, 210, 300, and 310 totaling approximately 27,150 rentable square feet upon the Suite 310 Expansion Premises Commencement Date which is targeted for August 1, 2025.
1.2.     BASIC DATA:
Section 1.2 is hereby amended so as to add the provision “Suite 310 Expansion Premises Commencement Date” with the following:

Suite 310 Expansion Premises Commencement Date: Suite 310 Expansion Premises Commencement Date shall begin upon the Substantial Completion (as defined in Section 4.3 below) of the Landlord’s Work (as defined in Section 4.3 below), which as of the date of this Fourth Amendment, is estimated by the Parties to be August 1, 2025.
1.2.     BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provision “Escalation Factor” and replace with the following:
Escalation Factor: 20.20%, as computed in accordance with the Escalation Factor Computation. Upon the Suite 310 Expansion Premises Commencement Date, the Escalation Factor shall increase to 23.95% through the Expiration Date unless otherwise agreed by the parties in a further amendment to this Lease.
1.2.     BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provision “Initial Term” and replace with the following:
TERM:
Suite 310 Expansion Premises Term: The Suite 310 Expansion Premises Term shall begin on the Suite 310 Expansion Premises Commencement Date and shall end on July 31, 2029 (“Expiration Date”).
Initial Premises Initial Term: The Initial Term for the Initial Premises shall begin on Commencement Date as defined in the Commencement Date Agreement and shall end on the above-defined Expiration Date of July 31, 2029 so as to be co-terminus.
Substitute Premises Initial Term: The Substitute Premises Initial Term for the Substitute Premises shall begin on April 1, 2024 and end on the above-defined Expiration Date of July 31, 2029 so as to be co-terminus.
1.2.     BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provision “Premises” and replace with the following:
Premises: Prior to the Suite 310 Expansion Premises Commencement Date, the portions of the 2nd (Suites 200 and 210) and 3rd (Suite 300) floors of the Building totaling approximately 22,903 rentable square feet. Upon the Suite 310 Expansion Premises Commencement Date, the portions of the 2nd (Suites 200 and 210) and 3rd (Suites 300 and 310) floors of the Building totaling approximately 27,150 rentable square feet.
1.2.     BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provisions “Basic Rent” and “Additional Free Rent” and replace with the following:

Initial Premises Basic Rent (Suites 210 & 300):
Monthly Period        per r.s.f.    Monthly Payment
5/1/2025 – 9/30/2025        $30.63        $32,835.36
Substitute Premises Basic Rent (Suite 200):
Monthly Period        per r.s.f.    Monthly Payment
2/1/2025 – 9/30/2025        $34.21        $28,619.52
Premises Basic Rent (Suites 200, 210, 300, & 310):
Monthly Period        per r.s.f.    Monthly Payment
10/1/2025* – 9/30/2026    $32.50        $73,531.25
10/1/2026 – 9/30/2027    $33.31        $75,363.88
10/1/2027 – 9/30/2028    $34.14        $77,241.75
10/1/2028 – 7/31/2029    $34.99        $79,164.88
* Provided no event of Tenant default has occurred, Tenant shall be entitled to two (2) months free basic rent period for the Premises commencing on August 1, 2025 and ending on September 30, 2025 (“Free Rent Period”). In the event that the Suite 310 Expansion Premises Commencement Date occurs on a date other than August 1, 2025, the parties agree to adjust and modify the Basic Rent schedule as it relates to Suite 310 Expansion Premises basic rent owed so that the Free Rent Period is floating as it relates to Suite 310 Expansion Premises.
1.2. BASIC DATA:
Section 1.2 is hereby amended so as to delete the complete provisions “Base Operating Expenses/Year” and “Base Taxes/Year” and replace with the following:
Base Operating Expenses/Year for the Premises: 2026/calendar year.
Base Taxes/Year for the Premises: 2025/calendar year.
1.3.     ADDITIONAL DEFINITIONS:
Section 1.3, in relevant part, is hereby amended so as to delete the complete provision “Exhibits” and replace with the following:
Exhibits: The following Exhibits are annexed to this Lease and incorporated herein by reference:
Exhibit A – Plan Showing Premises
Exhibit A-1 – Plan Showing Suite 310 Expansion Premises
Exhibit B-1 – Building Standards
Exhibit B-2 – Landlord’s Work
Exhibit C – Building Services
Exhibit D – Operating Expenses
Exhibit E – Rules and Regulations

Exhibit G – Appraisal Methodology for Extension Option Basic Rent
Exhibit H – Form Letter of Credit
4.      ARTICLE IV – COMMENCEMENT AND CONDITION:
Article 4 is hereby amended so as to delete the complete provisions “Article IV” and replace with the following:
ARTICLE IV – CONDITION OF PREMISES
4.1 CONDITION OF PREMISES. Tenant accepts the Premises and the Building in the present “as is” condition, without representation or warranty, express or implied, in fact or in law, by Landlord and without recourse to Landlord as to the nature, condition or usability thereof; and Tenant agrees that, except for the Tenant’s Improvements (as hereinafter defined), Landlord has no work to perform in or on the Premises to prepare the Premises for Tenant’s use and occupancy, and that any and all work to be done in or on the Premises will be performed by Tenant at Tenant’s sole cost and expense in accordance with the terms of this Lease.
4.2 TENANT’S IMPROVEMENTS.
4.2.1 As detailed below, Tenant shall have the right to request certain Tenant’s Improvements to be conducted by Landlord and/or Landlord’s affiliates. The parties acknowledge and agree that the Landlord’s Work identified in Section 4.3 and Exhibit A-1 has already been agreed upon and will be subject to subsections 4.2.4 through 4.2.8 below including, without limitation, the Improvement Allowance.
4.2.2 Tenant shall provide Landlord with all necessary information regarding Tenant’s space planning needs in connection with its use of the Premises (the “Space Plans”) for the layout of Tenant’s proposed leasehold improvements to the Premises (“Tenant’s Improvements”). Tenant’s Improvements shall not include Tenant’s furniture, trade fixtures, equipment and personal property and are limited to normal office fit-up construction, as generally laid out and specified on the Space Plans. Tenant acknowledges that Tenant’s Improvements will been designed to the general quality of the design of the Building and in accordance with Landlord’s building standards for first-class office build-out for the Building.
4.2.3 Based upon Landlord’s prior written approval of the Space Plans on a case by case basis, the Tenant shall cause final plans and specifications, sufficient to permit the construction of Tenant’s Improvements, to be prepared (the “Plans”), which Plans shall be submitted to Landlord for approval. Tenant understands and agrees that changes to the Space Plans that may be needed or desired by Tenant, and or the specification by Tenant of any components or finishes that are not building-standard or as depicted on the Space Plans, will be incorporated into the Plans only if (a) such changes do not modify the scope or character of the Tenant’s Improvements or any material component thereof, and (b) such changes will not, individually or in the aggregate, in Landlord’s reasonable opinion, result in a likelihood of a delay in the Substantial Completion (as defined below) of Tenant’s Improvements. Subject to the Improvement Allowance (as defined below), Tenant agrees that any additional cost resulting from such changes, as well as from any changes to the Tenant’s Improvements after the approval of the Plans (including design and construction costs, including materials, labor and general conditions costs) shall be the responsibility of Tenant and shall be paid in full by Tenant to Landlord within thirty (30) days of billing therefor by Landlord if in excess of the Improvement Allowance; and Tenant agrees that if such changes do result in delay in Substantial Completion, such delay, to the extent resulting from a change to the Plans by Tenant, shall be deemed a Tenant Delay (as defined below).
4.2.4 Following the completion and approval of the Plans, Landlord shall proceed, using reasonable efforts, to obtain all necessary permits and approvals for the construction of Tenant’s Improvements, to engage a contractor or construction manager to perform or supervise the construction and to proceed to construct Tenant’s Improvements in conformance with the Plans in all material respects. Landlord reserves the right to make changes and substitutions to the Plans in connection with the construction of Tenant’s Improvements, provided Tenant provides prior written consent, and Tenant agrees to not unreasonably withhold or delay its consent to any changes that do not materially adversely modify the Plans, in accordance with subsection 4.2.3.
4.2.5 Landlord agrees to use reasonable efforts to substantially complete Tenant’s Improvements subject to delays caused by factors beyond the reasonable control of Landlord.
4.2.6 Provided no event of Tenant default has occurred and such Tenant’s Improvement request(s) are mutually agreed to within six (6) months of the Effective Date of this Fourth Amendment, Tenant shall be entitled to an Improvement Allowance of up to $135,750.00 (the “Improvement Allowance”) to reimburse Tenant of the hard construction costs of completion by Landlord or Landlord’s designated contractor of Tenant’s Improvements. The Improvement Allowance shall not exceed the amount of the receipted invoices. Tenant shall be solely responsible for any and all costs and expenses associated with Tenant’s Improvements which exceed the Improvement Allowance and shall pay such costs and expenses as invoiced but no later than thirty (30) days from the date invoiced. Within thirty (30) days of the final, agreed-upon Plans, Landlord shall provide Tenant with a Cost Proposal in accordance with the Plans. Within five (5) Business Days of the receipt of the same, Tenant shall either: (i) approve the Cost Proposal; or (ii) have a one-time right to propose modifications to the Plans in order to reduce the cost of the Tenant’s Improvements. Any proposed changes to the Plans shall be subject to Landlord's written approval. If Landlord approves the proposed revisions: (A) Tenant shall have the Plans revised in accordance with the approved revisions; and (B) Landlord shall submit a revised Cost Proposal to Tenant. Tenant shall notify Landlord in writing within five (5) Business Days whether it desires to proceed with such revisions. If Tenant fails to approve such revisions and revised Cost Proposal within such five (5) Business Day period; such failure shall be deemed to be a Tenant Delay. Any delays arising directly from further changes to the Plans requested by Tenant shall be deemed to be Tenant Delay. Tenant's final approval of the Cost Proposal shall be authorization by Tenant for Landlord to purchase all materials set forth in the Cost Proposal and to commence the construction of the Tenant’s Improvements in accordance with the final Plans. The parties acknowledge and agree that this approved Cost Proposal is not a guaranteed maximum price but a good faith estimate by the Landlord of the anticipated sum based upon the anticipated scope of work, and the Cost Proposal is not to be construed as a guaranteed maximum contract in any manner. After Tenant’s final approval of the Cost Proposal, Landlord or Landlord’s designated contractor shall commence the Tenant Improvement Work. Tenant acknowledges and agrees that Tenant Improvement Work will be conducted in the Premises while Tenant continues to conduct business. Tenant shall be responsible for protecting, covering, and relocating its personal property and equipment while Landlord or Landlord’s designated contractor conducts Tenant Improvement Work. The parties acknowledge and agree that at Tenant’s written election, Tenant may use up to Two Hundred and Sixty Dollars ($260.00) per shade of any unused Improvement Allowance which shall be utilized for the removal and replacement of new shades.
Moreover, the parties further acknowledge and agree that, as of October 1, 2025, if the Suite 310 Expansion Premises Term begins on or prior to such date, any unused portion of the Improvement Allowance shall be automatically applied to offset Rent for the month(s) beginning on October 1, 2025. If Suite 310 Expansion Premises Term begins after October 1, 2025, any unused portion of the Improvement Allowance shall be automatically applied to offset Rent for the first month(s) for which Rent is due and payable following the Suite 310 Expansion Premises Commencement Date.
4.2.7 All components of the Tenant’s Improvements shall be part of the Building, except only for such items as Landlord and Tenant agree in writing shall be removed by Tenant on or before the termination of this Lease.
4.2.8 Tenant acknowledges that the Premises is part of a multi-tenant Building and the Tenant agrees to cooperate and coordinate the Tenant’s Improvements with Landlord’s construction supervisor and property management. Landlord designated Bob Savoie as its construction supervisor and Tenant designates Brian Possi as its construction representative, for which all construction related issues shall be solely discussed and disseminated to the Landlord and Tenant, respectively. Landlord and Tenant agree that either designee may bind its principal to make, receive, estimate, respond, and accept any change or change requests to the Tenant’s Improvements, as well as appoint, assign, delegate, or designate such authority to another or successor designee. Tenant expressly authorizes and acknowledges that the Landlord can rely upon, and act upon, any representations, decisions, requests and communications received from Tenant’s construction representative.
4.3 LANDLORD’S WORK. Tenant has provided Landlord with information regarding Tenant’s space planning needs in connection with its use of the Suite 310 Expansion

Premises. Based upon the Plans for the Tenant Improvements to be performed by the Landlord in the Suite 310 Expansion Premises, Landlord shall use reasonable efforts to substantially complete the work as set forth in Exhibit A-1 (“Landlord’s Work”) by the targeted date of August 1, 2025. Subject to the occurrence of a Force Majeure Event(s), and Tenant Delay(s), if Substantial Completion (as defined below) does not occur by September 1, 2025, Tenant shall receive a credit equal to one (1) day’s free Basic Rent for Suite 310 only for each day from and after September 1, 2025 until the actual Suite 310 Expansion Premises Commencement Date. For purposes of clarity, this base rent credit provision shall not apply to the Premises as defined prior to the Suite 310 Expansion Premises Commencement Date, and Tenant shall continue to pay rent on all other portions of the Premises regardless of Landlord’s Work. Landlord’s Work shall be deemed substantially complete on the date (the “Substantial Completion”) the Landlord notifies Tenant that, with the exception of punch list items, the Landlord has completed the Landlord’s Work. Notwithstanding the foregoing, if any delay in the Substantial Completion of the Landlord’s Work by Landlord is due to Tenant Delays, then the Substantial Completion Date shall be deemed to be the date Landlord’s Work would have been substantially completed, if not for same, as reasonably determined by Landlord. “Tenant Delays” shall mean actual delays caused by: (a) requirements of the Plans requested by Tenant that do not conform to Landlord’s Building Standards for office build-out; (b) any change in the Plans requested by Tenant; (c) failure to approve changes or modifications to the Plans within the time limits provided herein; (d) any request by Tenant for a delay in the commencement or completion of Landlord’s Work for any reason other than due to Force Majeure Event once such work has commenced; (e) Tenant’s failure to respond to any Landlord request or that of its construction staff within three (3) Business Days; or (f) any other act or omission of Tenant or its employees, agents or contractors.
14.22. BROKERAGE:
Section 14.22 is hereby amended with the addition of the following:
Landlord and Tenant represent to each other that neither party has dealt with any broker or any other person in connection with the Suite 310 Expansion Premises and this Fourth Amendment except for JLL. Landlord and Tenant agree that each will hold harmless and indemnify the other from any loss, cost, damage, and expense, including reasonable attorney’s fees incurred by Landlord or Tenant for a commission or finder’s fee as a result of the falseness of this representation.
The Parties acknowledge that the Lease Agreement and this Fourth Amendment represent the entire agreement between the Parties and that no other modification, written or otherwise, exists between the Parties. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of the Lease Agreement or this Fourth Amendment or any exhibits or amendments thereto.
Except as specifically set forth herein, the Lease Agreement shall remain in full force and effect and is hereby ratified and affirmed by the Parties.

IN WITNESS WHEREOF, the Parties hereto set their hands and seals this 4th day of June, 2025 (“Effective Date”).

	TENANT		LANDLORD
	Ardelyx, Inc.		Prospect Fifth Ave LLC,

By:	/s/ Mike Raab	By:	/s/ Robert L. Duffy, Jr.
	Mike Raab, President & CEO		Robert L. Duffy, Jr., Manager
	Duly Authorized		Duly Authorized

EXHIBIT A-1
Suite 310 Expansion Premises Plan

TBD
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